Exhibit 10.12

AMENDMENT TO PROFESSIONAL SERVICES AGREEMENT

THIS AMENDMENT TO THE PROFESSIONAL SERVICES AGREEMENT (“Amendment”) is made and entered into this 1st day of July 2022, by and between Integral Technologies, Inc. (the “Company”) and Ascentaur, LLC (the “Consultant”), together sometimes hereinafter referred to as the “Parties”.

RECITALS:

WHEREAS, the Company and the Consultant are parties to a certain Professional Services Agreement dated September 8, 2020 (“Agreement”);

WHEREAS, the term of the Professional Services Agreement expired on June 30, 2022 (“Term”);

WHEREAS, the Parties, pursuant to Paragraph 6 of the Agreement, desire to extend the Term of the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and in consideration of the mutual covenants contained herein, the Parties agree as follows:

1.	Definitions. Unless otherwise defined herein, Capitalized terms shall have the meaning ascribed to such terms in the Agreement.

2.	Additional Term. The Parties hereby agree to extend the Agreement for additional three months ending on September 30, 2022 (the “Additional Term”).

3.	Continuance of the Agreement. Except as amended by this Amendment, all other terms and provisions of the Agreement shall remain in full force and effect.

4.

Compensation. The parties agree that the Compensation paid to the Consultant for the Additional Term shall be at the rate of $10,000 per month, such monthly amount which shall be added, on the 1st day of each month commencing July 1, 2022, to the total amount of $170,000 currently due and owing for the original Term of the Agreement.

5.	Services. Schedule 1, attached herein, further clarifies the Services to be provided by the Consultant and sets forth certain deliverables by the Company to the Consultant.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be signed by their respective and proper corporate officers the day and year first written above.

ACKNOWLEDGED, AGREED & ACCEPTED: Integral Technologies, Inc. By:_________________ Doug Bathauer, CEO	Ascentaur LLC By:_________________ Sebastian Giordano, CEO

Schedule 1

Services

To facilitate the next phase of the Agreement during the Extended Period, the Parties agree to the following:

1.	Company will appoint you as a company representative to the auditors and be responsible for facilitating the audit;
2.	Consultant to establish and manage timeline for audit and relisting;
3.	Consultant to determine and manage budget to complete the audit and filing process;
4.	Consultant to engage appropriate vendors needed for filing;
5.	Consultant to negotiate settlements and/or work outs with vendor, debt holders, past employees and other;
6.	Consultant to work with the board to structure pathway forward for the company that enables the possibility for best shareholder value possible;
7.	Consultant to work with board to coordinate communication strategy with shareholders/market; and
8.	Consultant to work with board to determine management structure of the company going forward.

Integral understands that it needs to timely provide to Ascentaur:

1.	All outstanding debts/vendors/note holders;
2.	Overview of the history of Integral to better provide context;
3.	Board’s desire for future involvement; and
4.	Board’s thoughts on the future path forward.